EXHIBIT 11
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                       COMPUTATION OF PER SHARE NET INCOME


                                                          For the Three Months Ended March 31,
                                                               1997                1996
Net income for the period used in
  determining net income per share                         $10,056,369         $ 2,956,264

Weighted average common and common equivalent
  shares used in determining net income per share:
         Primary                                            15,222,364          14,414,070
         Assuming full dilution                             15,222,364          14,414,070

Primary and fully dilutive net income per share            $      0.66         $      0.21




                                                           For the Six Months Ended March 31,
                                                               1997                1996
Net income for the period used in
  determining net income per share                         $16,394,715         $ 5,707,455

Weighted average common and common equivalent
  shares used in determining net
  income per share:
         Primary                                            15,125,297          14,457,730
         Assuming full dilution                             15,193,385          14,457,730

Primary and fully dilutive net income per share            $      1.08         $      0.39

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